SECURITIES AND EXCHANGE COMMISSION

                       WASHINGTON, D.C. 20549

                             FORM 12b-25

                     NOTIFICATION OF LATE FILING

                    SEC File Number:    0-30587
                    CUSIP Number:       336097 10 0

(Check One)

[ X ]  Form 10-K and Form 10-KSB
[   ]  Form 20-F
[   ]  Form 10-Q and Form 10-QSB
[   ]  Form N-SAR

For Period Ended:

[  ]  Transition Report on Form 10-K
[  ]  Transition Report on Form 20-F
[  ]  Transition Report on Form 11-K
[  ]  Transition Report on Form 10-Q
[  ]  Transition Report on Form N-SAR

For the Transition Period Ended:
____________________________________________________________________

Read Attached Instruction Sheet Before Preparing Form.
Please Print or Type.

Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.
____________________________________________________________________

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
____________________________________________________________________

PART I -- REGISTRANT INFORMATION

Full Name of Registrant:            NEWPORT INTERNATIONAL GROUP INC.
                                (FKA CONSERVATION ANGLERS MFG, INC.)

Former Name if applicable:          FIRST PHILADELPHIA CAPITAL CORP.

Address of Principal Executive Office
     (Street and Number)                11863 Wimbledon Circle, #418
     City, State and Zip Code           Wellington, FL 33414
____________________________________________________________________

PART II -- RULES 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate):

(a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

(b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

(c)  The accountant's statement or other exhibit required by Rule
12b-25(c) has been attached if applicable.
____________________________________________________________________

PART III -- NARRATIVE

State below in reasonable detail the reasons why Form 10-K and Form 10-KSB, 20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

The registrant is filing its first annual report and is attempting to obtain all the necessary documentation of the information required for inclusion in such report.

As a result, the registrant's Form 10-KSB could not be filed accurately within the prescribed period without unreasonable effort and expense.
____________________________________________________________________

PART IV -- OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification.

Soloman Lam                           (561) 389-6725
_______________________        ______________________________
Name                           (Area Code) (Telephone Number)

     (2) Have all other periodic reports required under section 13 or 15(d) of the Securities and Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

               (X) Yes    (  ) No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
               (  ) Yes    (X) No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                   NEWPORT INTERNATIONAL GROUP INC.
                   ________________________________
             (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date   3/28/01        By: /s/ Soloman Lam
                          ____________________________
                          Soloman Lam
                          Its: President, Chief Financial Officer
                          and Principal Financial Accounting Officer


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.